Exhibit 99.1

Dorian LPG Ltd. Announces Fourth  Quarter and Full Fiscal Year 2020 Financial Results

Stamford, CT  –May 27, 2020 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months and fiscal year ended March 31, 2020.

Highlights for the Fourth Quarter Ended March 31, 2020

▪	Revenues of $95.2 million.

▪	Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $51,888.

▪	Net income of $29.4 million, or $0.56 earnings per diluted share (“EPS”), and adjusted net income(1) of $42.3 million, or $0.81 adjusted diluted loss per share (“adjusted EPS”)(1).

▪	Adjusted EBITDA(1) of $67.2 million.

▪	Time chartered-in the 2020-built Future Diamond to our fleet with an expiration during the first calendar quarter of 2023.

▪	Repurchased over $34.5 million of our common stock, or approximately 3.1 million shares, at an average price of $10.99 per share

Highlights for the Fiscal Year Ended March 31, 2020

▪	Revenues of $333.4 million.

▪	TCE(1) rate for our fleet of $42,798.

▪	Net income of $111.8 million, or $2.07 EPS, and adjusted net income(1) of $130.0 million, or $2.41 adjusted EPS(1).

▪	Adjusted EBITDA(1) of $232.8 million.

▪	Repurchased over $49.3 million of our common stock, or approximately 4.4 million shares, at an average price of $11.24 per share

(1)

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net loss to adjusted net income, EPS to adjusted EPS and net loss to adjusted EBITDA included later in this press release.

Key Recent Developments

▪

Closed the refinancing of the commercial tranche of our 2015 Facility pursuant to an Amended and Restated Facility Agreement (the "2015 AR Facility") resulting in Dorian LPG borrowing $155.8 million, of which $152.9 million went to repay the outstanding loan under the commercial tranche of the 2015 Facility and the balance of $2.9 million will be available for general corporate purposes. Key features of the 2015 AR Facility include:

▪	Extension of the maturity of the refinanced commercial tranche from March 2022 until March 2025;
▪	Reduction of annual principal amortization from $12.3 million to $600,000 on the refinanced commercial tranche;

▪	Addition of a $25 million revolving credit facility, subject to customary availability conditions;
▪

Reduction in the LIBOR margin on the refinanced commercial tranche to 250 basis points from 275 basis points, subject to 10 basis points upward or downward adjustment based on the Company's loan to value ratio for vessels secured under the 2015 AR Facility; and

▪

Additional LIBOR margin reduction of up to 10 basis points for reduction in the Company's Average Efficiency Ratio for the vessels in its fleet that are owned or technically managed pursuant to a bareboat charter.

▪

Completed a $71.5 million sale and bareboat charter arrangement for the 2015-built Cresques  (the “Cresques Japanese Financing”) resulting in net cash proceeds of $52.5 million, $28.5 million of which we used to prepay a portion of the 2015 Facility, and the balance of which will be used for general corporate purposes.  The Cresques Japanese Financing has a mandatory buyout in 2032 with early purchase options from the end of year 3 onwards, amortizes principal of $285,000 per month, and carries a floating interest rate of 1 Month LIBOR plus 2.5%.

▪	Time chartered-in the 2012-built Astomos Earth to our fleet with an expiration during the second calendar quarter of 2021.

John Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “It is appropriate that I acknowledge the commitment of our nearly eight hundred seafarers, five hundred presently at sea, as well as the dedication of our shore-side staff. Their professionalism ensures our continued safe operation. Freight rates have recently fallen substantially, however, considering the uncertainty about the impact of the pandemic on demand and the price of crude and natural gas, I believe it is too early to make any predictions. As a company, Dorian LPG has, perhaps, never been in a stronger position than we are presently. As a result of our recent refinancing, we have increased our liquidity and decreased our cost of debt through an innovative and environmentally linked structure with new commercial banking partners.”

Fourth Quarter Fiscal Year 2020 Results Summary

Our net income amounted to $29.4 million, or $0.56 per share, for the three months ended March 31, 2020, compared to a  net loss of $(16.0) million, or $(0.29) per share, for the three months ended March 31, 2019.

Our adjusted net income amounted to $42.3 million, or $0.81 per share, for the three months ended March 31, 2020, compared to an adjusted net loss  of $(12.0) million, or $(0.22) per share, for the three months ended March 31, 2019.  We have adjusted our net income for the three months ended March 31, 2020 for an unrealized loss on derivative instruments of $12.9 million. We have adjusted our net loss for the three months ended March 31, 2019 for an unrealized loss on derivative instruments of $3.9 million Please refer to the reconciliation of net income/(loss) to adjusted net income/(loss), which appears later in this press release.

The $54.3 million increase in adjusted net income for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 is primarily attributable to an  increase in revenues of $60.7 million and a $1.8 million decrease in interest and finance costs, partially offset by increases of  $3.5 million in charter hire expenses from our chartered-in VLGCs,  $2.8 million in vessel operating expenses, $0.7 million depreciation and amortization and a decrease of $0.7 million in realized gain on derivatives.

The TCE rate for our fleet was $51,888 for the three months ended March 31, 2020, a 174.8% increase from the $18,883 TCE rate from the same period in the prior year, primarily driven by increased spot market rates as further described in “Revenues” below.  Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 90.2% in the quarter ended March 31, 2019 to 91.7% in the quarter ended March 31, 2020.

Vessel operating expenses per day increased to $9,407 during the three months ended March 31, 2020 from $8,104 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $95.2 million for the three months ended March 31, 2020,  an increase of $60.7 million, or 176.2%, from $34.5 million for the three months ended March 31, 2019.  The increase was primarily attributable to an increase in average TCE rates and fleet utilization. TCE rates of $51,888 for the three months ended March 31, 2020 increased from $18,883 for the three months ended March 31, 2019. During the three months ended March 31, 2020, the board of the Helios Pool approved a reallocation of pool profits in accordance with the pool participation agreements. This reallocation resulted in a $1,019 increase in our fleet’s overall TCE rates for the three months ended March 31, 2020 due mainly to favorable speed and consumption performance of our VLGCs operating in the Helios Pool compared to other VLGCs operating in the Helios Pool. Excluding this reallocation, TCE rates increased by $31,986 when comparing the three months ended March 31, 2020 with the three months ended March 31, 2019, primarily as a result of higher spot market rates during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, partially offset by increased bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $66.662 during the three months ended March 31, 2020 compared to an average of $29.675 for the three months ended March 31, 2019. The increase in bunker costs was primarily due to the implementation of IMO 2020 regulations that went into effect in January 2020. Very-Low-Sulphur Fuel Oil, which must be used by all non-scrubber-equipped vessels under the regulations, averaged $501 (expressed as U.S. dollars per metric tonnes) from Singapore and Fujairah for the three months ended March 31, 2020 compared to High-Sulphur Fuel Oil, which was permissible on all vessels prior to the regulations, averaging $413 (expressed as U.S. dollars per metric tonnes) from Singapore and Fujairah during the three months ended March 31, 2019. Our fleet utilization increased from 90.2% during the three months ended March 31, 2019 to 91.7% during the three months ended March 31, 2020.

Charter Hire Expenses

Charter hire expenses for vessels time chartered-in from third parties were $3.7 million for three months ended March 31, 2020 compared to $0.2 million for the three months ended March 31, 2019. This increase was caused by the number of vessels time chartered-in. During the three months ended March 31, 2020, we time chartered-in one vessel for the entire three months and one vessel for a portion of the period, while we time chartered-in one vessel for less than one month during the three months ended March 31, 2019.

Vessel Operating Expenses

Vessel operating expenses were $18.8 million during the three months ended March 31, 2020, or $9,407 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet,  increasing $2.8 million, or 17.4%,  from $16.0 million, or $8,104 per vessel per calendar day, for the three months ended March 31, 2019. The increase in vessel operating expenses was primarily the result of a $1.6 million, or $796 per vessel per calendar day, increase in operating expenses related to the drydocking of vessels including repairs and maintenance, spares and stores, coolant costs, and other drydocking related operating expenses. Additionally, we had an increase of $0.6 million, or $313 per vessel per calendar day, in spares, stores, and repairs and maintenance costs not related to the drydocking of vessels,  and an increase in crew wages and related costs of $0.4 million, or $119 per vessel per calendar day.

Interest and Finance Costs

Interest and finance costs amounted to $8.3 million for the three months ended March 31, 2020, a decrease of $1.8 million, or 17.7%, from $10.1 million for the three months ended March 31, 2019. The decrease of $1.8 million during the three months ended March 31, 2020 was mainly due a decrease of interest incurred on our long-term debt, primarily resulting from a decrease in average indebtedness and reduced LIBOR rates. Average indebtedness, excluding deferred financing fees, decreased from $723.8 million for the three months ended March 31, 2019 to $659.8 million for the three months ended March 31, 2020. As of March 31, 2020, the outstanding balance of our long-term debt, excluding deferred financing fees, was $646.1 million.

Unrealized Loss on Derivatives

Unrealized loss on derivatives amounted to approximately $12.9 million for the three months ended March 31, 2020, compared to $3.9 million for the three months ended March 31, 2019. The $9.0 million difference is attributable to a decrease of $6.4 million in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts and an unfavorable change of $2.6 million on our forward freight agreement (“FFA”) positions.

Fiscal Year 2020 Results Summary

Our net income amounted to $111.8 million, or $2.07 per share, for the year ended March 31, 2020, compared to  a net loss of $(50.9) million, or $(0.38) per share, for the year ended March 31, 2019.

Our adjusted net income amounted to $130.0 million, or $2.41 per share, for the year ended March 31, 2020, compared to an adjusted net loss of $(43.1) million, or $(0.79) per share, for the year ended March 31, 2019. We have adjusted our net income for the year ended March 31, 2020 for an unrealized loss on derivative instruments of $18.2 million. We have adjusted our net loss for the year ended March 31, 2019 for unrealized gains on derivatives of $7.8 million.  Please refer to the reconciliation of net income/(loss) to adjusted net loss, which appears later in this press release.

The favorable change of $173.1 million in adjusted net income for the year ended March 31, 2020 compared to the year ended March 31, 2019 is primarily attributable to an  increase in revenues of $175.4 million and decreases of professional and legal fees related to the BW Proposal (defined below) of $10.0 million, $4.5 million in interest and finance costs, and $1.0 million in general and administrative expenses, partially offset by increases of a $9.7 million increase in charter hire expenses from our chartered-in VLGCs, $4.6 million in vessel operating expenses, $1.5 million in voyage expenses, $1.1 million in depreciation and amortization, and decrease of $1.0 million in realized gain on derivatives.

The TCE rate for our fleet was $42,798 for the year ended March 31, 2020,  a 96.8% increase from the $21,746 TCE rate from the prior year, reflecting a resurgence of market conditions during the year ended March 31, 2020. Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 89.9% in the year ended March 31, 2019 to 95.4% in the year ended March 31, 2020.

Vessel operating expenses per day increased to $8,877 in the year ended March 31, 2020 from $8,329 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $333.4 million for the year ended March 31, 2020, an increase of $175.4 million, or 111.0%, from $158.0 million for the year ended March 31, 2019. The increase is primarily attributable to an increase in average TCE rates and fleet utilization. TCE rates of $42,798 for the year ended March 31, 2020 increased from $21,746 for the year ended March 31, 2019. During the year ended March 31, 2020, the board of the Helios Pool approved a reallocation of pool profits in accordance with the pool participation agreements. This reallocation resulted in a $240 increase in our fleet’s overall TCE rates for the year ended March 31, 2020 due mainly to favorable speed and consumption performance of our VLGCs operating in the Helios Pool compared to other VLGCs operating in the Helios Pool. Excluding this reallocation, TCE rates increased by $20,812 when comparing the year ended March 31, 2020 with the year ended March 31, 2019, primarily as a result of higher spot market rates during the year ended March 31, 2020 as compared to the year ended March 31, 2019. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $67.050 during the year ended March 31, 2020 compared to an average of $34.702 for the year ended March 31, 2019. Our fleet utilization increased from 89.9% during the year ended March 31, 2019 to 95.4% during the year ended March 31, 2020.

Charter Hire Expenses

Charter hire expenses for vessels time chartered-in from third parties were $9.9 million for year ended March 31, 2020 compared to $0.2 million for the year ended March 31, 2019. This increase was caused by increases in the number of vessels time chartered-in and their respective time chartered-in days. During the year ended March 31, 2020, we time chartered-in one vessel for the entire year and one vessel for a partial year, while we time chartered-in one vessel for less than one month during the year ended March 31, 2019.

Vessel Operating Expenses

Vessel operating expenses were $71.5 million during the year ended March 31, 2020, or $8,877 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $4.6 million, or 6.9%, from $66.9 million, or $8,329 per vessel per calendar day, for the year ended March 31, 2019. The increase in vessel operating expenses was primarily the result of a $3.2 million, or $391 per vessel per calendar day, increase in operating expenses related to the drydocking of vessels including repairs and maintenance, spares and stores, coolant costs, and other drydocking related operating expenses. Additionally, we experienced an increase of crew wages and related costs of $1.0 million, or $114 per vessel per calendar day.

General and Administrative Expenses

General and administrative expenses were $23.4 million for the year ended March 31, 2020, a decrease of $1.0 million, or 4.4%, from $24.4 million for the year ended March 31, 2019. This decrease was due to a reduction of $2.2 million in stock-based compensation, partially offset by an increase of $0.8 million in professional and legal fees unrelated to the BW Proposal (defined below) and a $0.6 million increase in salaries, wages and benefits.

Professional and Legal Fees Related to the BW Proposal

BW LPG Limited (“BW”) made an unsolicited proposal to acquire all of our outstanding common stock and, along with its affiliates, commenced a proxy contest to replace three members of our board of directors with nominees proposed by BW (the “BW Proposal”). BW’s unsolicited proposal and proxy contest were subsequently withdrawn on October 8, 2018. Professional and legal fees related to the BW Proposal were $10.0 million for the year ended March 31, 2019. No such costs were incurred for the year ended March 31, 2020.

Interest and Finance Costs

Interest and finance costs amounted to $36.1 million for the year ended March 31, 2020, a decrease of $4.5 million from $40.6 million for the year ended March 31, 2019. The decrease of $4.5 million during the year ended March 31, 2020 was due a decrease of $4.3 million in interest incurred on our long-term debt, primarily resulting from a decrease in average indebtedness and reduced LIBOR rates, and a reduction of $0.2 million in amortization of deferred financing fees. Average indebtedness, excluding deferred financing fees, decreased from $747.2 million for the year ended March 31, 2019 to $683.9 million for the year ended March 31, 2020. As of March 31, 2020, the outstanding balance of our long-term debt, excluding deferred financing fees, was $646.1 million.

Unrealized Loss on Derivatives

Unrealized loss on derivatives amounted to approximately $18.2 million for the year ended March 31, 2020 compared to $7.8 million for the year ended March 31, 2019. The $10.4 million difference is attributable to a decrease of $15.6 million in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts and an unfavorable change of $2.6 million on our FFA positions.

Fleet

The following table sets forth certain information regarding our fleet as of  May 25, 2020. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	—	Pool(4)	—
Captain John NP(3)	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	—	Pool-TCO(5)	Q4 2020
Comet	84,000	Hyundai	B	2014	X	X	Pool-TCO(5)	Q2 2020
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Continental(8)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution(9)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2020
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2020
Caravelle	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,842,000

Time chartered-in VLGCs
Future Diamond(10)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Earth(11)	83,426	Mitsubishi		2012	X	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)

“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently operating in the Helios Pool after being time-chartered back into our fleet from an existing time charter with a major oil company.
(9)	Currently being scrubber-fitted.
(10)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.
(11)	Currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2021.

Market Outlook Update

Global seaborne LPG volumes remained buoyant during the first calendar quarter of 2020, totaling 26.9 million tons, 3.5% above the same period in 2019. U.S. seaborne LPG exports have driven global growth, as such exports have increased to record levels during the first calendar quarter, totaling 11.0 million metric tons and representing 33.2% annual growth.  Elevated U.S. exports were balanced by slightly declining Middle Eastern export volumes. The Middle East exported 9.2 million metric tons of LPG during the quarter, a 7.6% year-over-year decrease.

During the quarter, LPG imports in key Asian markets such as India, Japan, and South Korea all witnessed significant year-over-year growth. Chinese LPG imports, however, decreased 15.6% year-over-year to roughly 4.0 million metric tons. The effects of COVID-19 reduced demand, while PDH plants operated at reduced capacity and maintenance was brought forward. Two Chinese PDH plants with 1.2 million tons of annual throughput that were planned to start operations during the quarter were delayed.

For the first calendar quarter, the Baltic VLGC Index averaged $67 per metric ton, reaching a quarterly high of $81 per metric ton in late January. For the second calendar quarter to date, the Baltic Index has averaged $51  per metric ton.

Currently the VLGC orderbook stands at approximately 12% of the current global fleet. An additional 35 VLGCs, equivalent to roughly 3.0 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year-end 2021. The average age of the global fleet is now approximately ten years old.

The above market outlook update is based on information, data and estimates derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.  This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. While we believe the market and industry information included in this release to be generally reliable, we have not independently verified any third-party information or verified that more recent information is not available.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data (unaudited) and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Statement of Operations Data
Revenues	$95,201,771	$34,467,366	$333,429,998	$158,032,485
Expenses			.	.
Voyage expenses	870,084	875,265	3,242,923	1,697,883
Charter hire expenses	3,680,692	237,525	9,861,898	237,525
Vessel operating expenses	18,833,607	16,046,204	71,478,369	66,880,568
Depreciation and amortization	16,812,288	16,068,079	66,262,530	65,201,151
General and administrative expenses	5,686,744	5,665,250	23,355,768	24,434,246
Professional and legal fees related to the BW Proposal	—	2,311	—	10,022,747
Total expenses	45,883,415	38,894,634	174,201,488	168,474,120
Other income—related parties	452,785	635,817	1,840,321	2,479,599
Operating income/(loss)	49,771,141	(3,791,451)	161,068,831	(7,962,036)
Other income/(expenses)
Interest and finance costs	(8,325,981)	(10,122,260)	(36,105,541)	(40,649,231)
Interest income	356,894	428,817	1,458,725	1,755,259
Unrealized loss on derivatives	(12,915,265)	(3,906,211)	(18,206,769)	(7,816,401)
Realized gain on derivatives	608,957	1,293,291	2,800,374	3,788,123
Other gain/(loss), net	(70,355)	144,239	825,638	(61,619)
Total other income/(expenses), net	(20,345,750)	(12,162,124)	(49,227,573)	(42,983,869)
Net income/(loss)	$29,425,391	$(15,953,575)	$111,841,258	$(50,945,905)
Earnings/(loss) per common share—basic	0.56	(0.29)	2.08	(0.93)
Earnings/(loss) per common share—diluted	$0.56	$(0.29)	$2.07	$(0.93)
Other Financial Data
Adjusted EBITDA(1)	$67,249,621	$14,138,194	$232,843,410	$64,408,989
Fleet Data
Calendar days(2)	2,002	1,980	8,052	8,030
Time chartered-in days(3)	151	10	426	10
Available days(4)	1,982	1,972	8,088	7,997
Operating days(5)(8)	1,818	1,779	7,715	7,189
Fleet utilization(6)(8)	91.7%	90.2%	95.4%	89.9%
Average Daily Results
Time charter equivalent rate(7)(8)	$51,888	$18,883	$42,798	$21,746
Daily vessel operating expenses(9)	$9,407	$8,104	$8,877	$8,329

	As of	As of
(in U.S. dollars)	March 31, 2020	March 31, 2019
Balance Sheet Data
Cash and cash equivalents	$48,389,688	$30,838,684
Restricted cash—current	3,370,178	—
Restricted cash—non-current	35,629,261	35,633,962
Total assets	1,671,959,843	1,625,370,017
Total debt including current portion—net of deferred financing fees of $11.2 million and $14.0 million as of March 31, 2020 and March 31, 2019, respectively.	634,975,219	696,090,786
Total liabilities	694,907,645	712,687,459
Total shareholders’ equity	$977,052,198	$912,682,558

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income/(loss), cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation (unaudited) of net income/(loss) to Adjusted EBITDA for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net income/(loss)	$29,425,391	$(15,953,575)	$111,841,258	$(50,945,905)
Interest and finance costs	8,325,981	10,122,260	36,105,541	40,649,231
Unrealized loss on derivatives	12,915,265	3,906,211	18,206,769	7,816,401
Realized gain on derivatives	(608,957)	(1,293,291)	(2,800,374)	(3,788,123)
Stock-based compensation expense	379,653	1,288,510	3,227,686	5,476,234
Depreciation and amortization	16,812,288	16,068,079	66,262,530	65,201,151
Adjusted EBITDA	$67,249,621	$14,138,194	$232,843,410	$64,408,989

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect the amount of expenses that are recorded during that period.

(3)

We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)

We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)

We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)

Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation (unaudited) of revenues to TCE rate for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except operating days)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Numerator:
Revenues	$95,201,771	$34,467,366	$333,429,998	$158,032,485
Voyage expenses	(870,084)	(875,265)	(3,242,923)	(1,697,883)
Time charter equivalent	$94,331,687	$33,592,101	$330,187,075	$156,334,602

Pool adjustment*	(1,851,722)	—	(1,851,722)	—
Time charter equivalent excluding pool adjustment*	$92,479,965	$33,592,101	$328,335,353	$156,334,602

Denominator:
Operating days	1,818	1,779	7,715	7,189
TCE rate:
Time charter equivalent rate	$51,888	$18,883	$42,798	$21,746
TCE rate excluding pool adjustment*	$50,869	$18,883	$42,558	$21,746

* TCE rate adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreement due to favorable speed and consumption performance for our vessels operating in the Helios Pool.

(8)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data (unaudited) using both methodologies is as follows:

	Three months ended		Year ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Company Methodology:
Operating Days	1,818	1,779	7,715	7,189
Fleet Utilization	91.7%	90.2%	95.4%	89.9%
Time charter equivalent rate	$51,888	$18,883	$42,798	$21,746

Alternate Methodology:
Operating Days	1,982	1,968	8,088	7,991
Fleet Utilization	100.0%	99.8%	100.0%	99.9%
Time charter equivalent rate	$47,594	$17,069	$40,824	$19,564

We believe that Our Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net oncome/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles (unaudited) net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net income/(loss)	$29,425,391	$(15,953,575)	$111,841,258	$(50,945,905)
Unrealized loss on derivatives	12,915,265	3,906,211	18,206,769	7,816,401
Adjusted net income/(loss)	$42,340,656	$(12,047,364)	$130,048,027	$(43,129,504)

Earnings/(loss) per common share—diluted	$0.56	$(0.29)	$2.07	$(0.93)
Unrealized loss on derivatives	0.25	0.07	0.34	0.14
Adjusted earnings/(loss) per common share—diluted	$0.81	$(0.22)	$2.41	$(0.79)

Conference Call

A conference call to discuss the results will be held today, May 27, 2020 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13704051. The replay will be available until June 3, 2020, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-four modern VLGCs, including our nineteen new fuel-efficient 84,000 cbm ECO-design VLGCs, three 82,000 cbm VLGCs, and two time chartered-in VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.